UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement [note: if a hostile proxy fight does occur, need to file a preliminary proxy statement first]

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OPENWAVE SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OPENWAVE SYSTEMS INC.

2100 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

ADDITIONAL MATERIALS RELATING TO THE

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

December 1, 2011

On October 21, 2011, Openwave Systems Inc. filed its proxy statement relating to its 2011 Annual Meeting of Stockholders (the “Proxy Statement”) with the Securities and Exchange Commission, and made the Proxy Statement available on the Internet on that same day. Subsequent to that date, the Openwave Board of Directors (the “Board”) appointed a new director. These additional materials have been prepared to provide Openwave stockholders with information regarding this new director that would have been included in the Proxy Statement had the director been appointed prior to the filing of the Proxy Statement.

Appointment of New Director

Effective on October 27, 2011, the Board, based on the recommendation of the Nominating and Corporate Governance Committee, increased the size of the Board to nine directors, and appointed Henry R. Nothhaft as a Class I director of Openwave, which class of directors shall serve until the 2012 annual meeting of stockholders. Mr. Nothhaft was also appointed as the Chairman of Openwave’s Intellectual Property Committee. The Board has affirmatively determined that Mr. Nothhaft is independent within the meaning of the applicable NASDAQ listing standards.

Business Experience of Mr. Nothhaft

Henry R. Nothhaft, age 67, has served as one of our directors since October 2011. From August 2008 to May 2011, Mr. Nothhaft served as President and Chief Executive Officer of Tessera Technologies, Inc., a semiconductor packaging technology developer, as its Chairman of the Board from January 2010 to May 2011 and as a member of its Board of Directors since May 2004. From April 2008 to August 2008, Mr. Nothhaft served as its Vice Chairman of the Board. From October 2002 to April 2008, Mr. Nothhaft served as Chief Executive Officer and Chairman of the Board of Danger Inc., a software company for wireless service providers, at which time it was sold to Microsoft Corporation. From May 2001 to October 2002, he served as President and Chief Executive Officer of Endforce, an IP software company, where he remained non-executive Chairman of the Board from October 2002 to March 2005. Mr. Nothhaft joined Concentric Network Corporation, a recognized market leader in enterprise virtual private networks, high-speed access and electronic commerce enabled web hosting, as President and Chief Executive Officer in 1995, and became Chairman of the Board in 1998. In June 2000, Concentric merged with Nextlink and became XO Communications, Inc., with Mr. Nothhaft serving as Vice Chairman until April 2001. From 1989 to 1994, Mr. Nothhaft was President and Chief Executive Officer of David Systems, a data networking equipment firm, until it was sold to Chipcom Corporation. From 1983 to 1989, he held various executive positions and served on the Board of

Directors of DSC Communications Corporation, a telecommunications company that designs, develops, manufactures and markets digital switching, access, transport and private network system products for the worldwide telecommunications marketplace. From 1979 to 1983, Mr. Nothhaft was Vice President of Marketing and Sales for GTE Telenet Communications Corporation (now Sprint), the first public data network provider in the U.S. He received an M.B.A. in Information Systems Technology from George Washington University and a B.S. with distinction in Politics & Economics from the U.S. Naval Academy, and is a former officer in the U.S. Marine Corps. The Nominating and Corporate Governance Committee believes that Mr. Nothhaft’s experience as an executive officer at several technology companies, his broad industry knowledge and his recognition as a spokesperson on intellectual property related matters provide an important perspective to Board as it assess its strategic decisions.

Stock Ownership of Mr. Nothhaft

Mr. Nothhaft did not beneficially own any shares of Openwave common stock on October 15, 2011, the date of the stock ownership table in the Proxy Statement. Mr. Nothhaft received automatic grants of restricted stock and stock options on the date of his appointment as described under the caption “Director Compensation” in the Proxy Statement.